Exhibit 10.6

FIRST AMENDMENT TO THE STANDARD EXCLUSIVE LICENSE AGREEMENT WITH SUBLICENSING TERMS

This First Amendment to the Standard Exclusive License Agreement With Sublicensing Terms (the “JHU/UFRF Agreement”), dated October 7, 2003, is made as of November     , 2004 (“First Amendment Date”), by and between the University of Florida Research Foundation, Inc. (“UFRF”) and Johns Hopkins University (“JHU”) on the one hand, and Applied Genetic Technologies Corporation, Inc. (“Licensee”) on the other.

WHEREAS, AGTC is entering a collaboration agreement, as of the date hereof effective with this First Amendment, with Genzyme Corporation with a form of option license (collectively, the “Genzyme Collaboration Agreement”), whereby AGTC will sublicense to Genzyme the technology licensed to AGTC under the JHU/UFRF Agreement for the development of products for ocular neovascularization and other indications;

WHEREAS, UFRF, JHU, and AGTC (collectively, the “Parties”) have agreed to amend certain terms of the JHU/UFRF Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Licensee will pay UFRF a fee of [**] (“Amendment Fee”) within 30 days after the First Amendment Date.

2. Section 2.2.2 is hereby deleted and replaced by the following:

“In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other cash payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, then Licensee shall pay UFRF [**] of such payments in the manner specified in Section 4.5, provided, however, that such payment obligation shall not apply to any performance payments, credits, gross or net revenues or gross or net profits received from third parties, or to monies received from third parties for license royalties or for marketing or distribution of Licensed Products; and further provided that, with respect to milestone payments received from third parties, Licensee shall pay UFRF the greater of (i) the amount owed to UFRF pursuant to Section 4.4.2 and (ii) [**] of the amount received from the third party. For example, if Licensee receives a $2,000,000 payment from a third party for [**], Licensee will owe UFRF a payment of [**], and Licensee will not owe UFRF the [**] payment specified in Section 4.4.2. This example and others are shown in Exhibit A. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF, except that such provision shall not apply to any Sublicense granted to Genzyme under the Genzyme Collaboration Agreement.”

3. Section 3.1.2(d) (regarding certain due diligence elements) is hereby deleted.

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4. Section 4.3 is hereby deleted and replaced by the following:

“In addition to the Amendment Fee and the Section 4.1 License Issue Fee, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. The royalty shall include a base royalty which shall remain fixed while this Agreement is in effect at a rate of [**] of Net Sales (“Base Royalty”), and, other than under the Genzyme Collaboration Agreement, an additional royalty of [**] of any Net Royalty received by AGTC. For purposes of this Section 4.3, “Net Royalty” means an amount equal to: (A) the dollar amount of royalties received by AGTC from third parties for Net Sales by such third parties, minus (B) the dollar amount of royalties paid by AGTC to UFRF pursuant to the Base Royalty for such Net Sales, minus (C) a dollar amount equal to [**] of such Net Sales. Notwithstanding the foregoing, except for royalties arising under the Genzyme Collaboration Agreement, in the event that the royalty payable to UFRF in any calendar quarter [**] of the Net Royalty in such quarter, then such royalty owed to UFRF will be [**]. In the event that licenses from third parties are required by Licensee in order to make, have made, use, sell, offer to sell or import any particular Licensed Product or Licensed Process, then the earned royalty which Licensee is obligated to pay UFRF under this Section 4.3 shall be reduced by [**] for each one dollar ($1.00) in royalties which Licensee is obligated to pay to third parties under such licenses, further provided, however, that the royalty payable to UFRF under this Section 4.3 shall not be reduced to [**] of AGTC’s Net Sales.”

5. Section 4.4.1 is hereby deleted and replaced by the following, effective January 1, 2005:

“Licensee agrees to pay UFRF minimum royalties of [**] per year (“Minimum Royalty”) to be paid in equal quarterly installments thereafter for the life of this Agreement.

The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The first Minimum Royalty payment shall be due on December 31, 2004 and shall be in the amount of [**]. The Minimum Royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalty will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.”

6. Section 4.4.2 is hereby deleted and replaced by the following:

“In addition to all other payments required under this Agreement, subject to Section 2.2.2, Licensee agrees to pay UFRF milestone payments, as follows:

Payment	Event
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

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For purposes of this Section 4.4.2, “Initiation” shall mean enrollment of the first patient.”

7. Section 9.7 is hereby deleted and replaced by the following:

“Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any Minimum Royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon as would have been required under this Agreement prior to its termination.”

8. Section 4.5.1 is hereby deleted and replaced by the following:

“Amounts owing to UFRF under Sections 2.2 and 4.3 shall be paid on a quarterly basis after the amount of Minimum Royalty paid is exceeded, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4.5.1, Section 6.2 or any other applicable section of this Agreement.”

9. Section 5.3 is hereby deleted and replaced by the following:

“Duties of the Parties. Licensors are not commercial organizations. They are institutes of research and education. Therefore, Licensors have no ability to evaluate the commercial potential of any Licensed Patents or Licensed Processes or other license or rights granted in this Agreement it is therefore incumbent upon Licensee to evaluate the rights and products in question, to examine the materials and information provided by Licensors, and to determine tor itself the validity of any Licensed Patents or Licensed Processes its freedom to operate, and the value of any Licensed Patents or Licensed Processes or other rights granted.”

10. Section 8.3 is hereby deleted and replaced by the following:

“If within six (6) months after having been notified of any alleged infringement, Licensors shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensors shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of Licensors as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensors, which consent shall not unreasonably be withheld, Licensee shall indemnify Licensors against any order for costs that may be made against Licensors in such proceedings.”

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11. Section 8.6 is hereby deleted and replaced by the following:

“In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, Licensors, at their option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at their own expense.”

12. Section 11.4 is hereby deleted and replaced by the following:

“INDEMNIFICATION JHU and Drs. [**] who are employees of JHU (hereinafter “Inventors”) will have no legal liability exposure to third parties if JHU does not license the Licensed Products and Licensed Processes, and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, JHU requires Licensee to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors. Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Licensee or its Affiliates or its Sublicensees or those operating for its account or third parties who purchase Licensed Products and Licensed Processes from any of the foregoing entities, develop, manufacture, market or practice the inventions of Licensed Products and Licensed Processes. Therefore, Licensee, Affiliates and Sublicensees shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of Licensed Patents, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by Licensed Products and Licensed Processes, by an Affiliate or an agent or a Sublicensee or a third party on behalf of or for the account of Licensee or by a third party who purchases Licensed Products and Licensed Processes from Licensee, shall be considered Licensee’s practice of said inventions for purposes of this Paragraph. The obligation of Licensee to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate or Sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.”

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have duly executed this First Amendment to the Standard Exclusive License Agreement With Sublicensing Terms,

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan B. Washer
Sue Washer
President

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day
David L. Day
Director, Office of Technology Licensing

JOHNS HOPKINS UNIVERSITY

By:	/s/ R. Keith Baker
R. Keith Baker, Ph.D., MBA
Senior Director, Licensing and Technology Development

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Exhibit A

Example 1: Amounts owed under Sections 2.2.2 and 4.4.2 for payments received under Genzyme Collaboration Agreement

[**]

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